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Exhibit 10.25

        Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

CONTRACT MANUFACTURING AGREEMENT

        Effective March 1, 2006 ("Effective Date"), A123 Systems, Inc., a Delaware corporation, with offices at Arsenal on the Charles, One Kingsbury Avenue, Watertown, MA 02472 ("Contractor"), and Black & Decker Macao Commercial Offshore Limited, a corporation formed under the laws of Macao ("Black & Decker"), agree as follows:

I.     DEFINITIONS

        1.1   "Affiliate" shall mean any parent company of either Black & Decker or Contractor or any company in which Black & Decker, Contractor or either of their parent companies, respectively, owns directly or indirectly a majority share.

        1.2   "Cell" shall mean the Contractor's ANR 26650M1 cell.

        1.3   "Pack" shall mean the housing, end caps, control module and associated fasteners used to house the Cells for the battery pack used with the line of 36 volt lithium-ion powered power tools sold by Black & Decker or its Affiliates.

        1.4   "Product" shall mean the assembled battery pack, comprised of Cells and Packs, used with the line of 36 volt lithium-ion powered power tools sold by Black & Decker or its Affiliates.

        1.5   "Productivity" shall mean a quantitative current year result agreed upon by Black & Decker and Contractor which is benchmarked as a measurement for the next year's continuous improvement activity.

        1.6   "Purchase Obligations" shall mean purchases ordered by Black & Decker from time to time under this Contract Manufacturing Agreement.

        1.7   "Purchase Order" shall mean the form attached hereto as Exhibit A used by Black & Decker to place orders from the Contractor, whether sent by mail, facsimile or electronically.

II.    PURCHASE AND SALE

        2.1   The parties have entered into a Cooperative Development and Supply Agreement dated as of January 20, 2005 (the "CDSA"), pursuant to which the Product has been developed. The CDSA contains certain provisions referenced herein that apply to the contract manufacturing relationship.

        2.2   Black & Decker agrees to a contract manufacturing commitment with the Contractor for the Product. This document establishes the terms and conditions under which the parties and their Affiliates will be governed. All transactions between Black & Decker and Contractor will be conducted in accordance with this Agreement. To the extent that there are any inconsistencies in the terms of the CDSA, this Agreement, Black & Decker Purchase Orders, the terms and conditions of sale outlined on a Contractor invoice or any terms and conditions set forth on any other document provided by the parties hereto, the terms of the CDSA shall govern, and the other documents shall have precedence in the order they are listed in this sentence.

        2.3   Black & Decker will buy and Contractor will manufacture and supply, in amounts as ordered by Black & Decker from time to time, the Products, with planned purchase volumes as set forth in the CDSA. Black & Decker further agrees to purchase the volume of Products set forth in the CDSA, subject to the terms thereof.

        2.4   Contractor, at Black & Decker's request, shall manufacture and supply the Product to any of Black & Decker's majority-owned subsidiaries, to the extent of Contractor's capacity, on the same terms and conditions expressed in this Agreement, with prices adjusted as necessary for the increase or decrease in costs occasioned by any Product changes required. Black & Decker shall establish volumes and priorities of Contractor's shipment of the Product to Black & Decker locations which purchase the Product.

        2.5   Both Black & Decker and Contractor agree to conduct business with the spirit and principles of continuous improvement serving as a foundation on which to build an ongoing cooperative relationship between the two companies. To further this effort, both parties agree to cooperate on programs which will enhance the following:

  •
  Quality/Process Improvement

  •
  Communications

  •
  Flexibility/Quick Response

  •
  Technology Advancement

  •
  Productivity Improvements

  •
  Cost Control

Black & Decker and Contractor will mutually agree on quantitative current year results and then benchmark these results as a measurement for the next year's continuous improvement activities.

III.  PRICING, PAYMENT TERMS AND SHIPPING TERMS

        3.1   Commencing upon Contractor's receipt of Black & Decker's written authorization to initiate bulk production, the pricing, payment and shipping terms shall be as indicated below and, except as otherwise provided herein, shall not increase through the First Year of the Exclusivity Agreement (as contemplated by the CDSA). Thereafter, revisions to the prices shall be as agreed upon by the parties.

Pricing;	US $[**] per Product
Shipping Terms:	FOB Vessel at Port of Loading; title transfer will occur at vessel.
Payment Terms:	First Year of Exclusivity Agreement: T/T [**] calendar days after receipt of original Bill of Lading.
Second Year of Exclusivity Agreement: T/T [**] calendar days after receipt of original Bill of Lading.
Third Year of Exclusivity Agreement: T/T [**] calendar days after receipt of original Bill of Lading.

        3.2   Contractor warrants that all sales made hereunder are or will be made at not less than fair value under the United States Anti-Dumping law (19 U.S.C. Sec. 1673-1677n), and Contractor will indemnify, defend and hold Black & Decker harmless from and against any costs or expenses, including, but not limited to, any anti-dumping duties which may be imposed arising out of or in connection with any breach of this warranty. Contractor shall have the right upon written notice to Black & Decker to increase Pricing per Unit to the extent necessary to remain in compliance with such law.

        3.3   In the spirit of continuous improvement, Contractor agrees to share material cost information, including such information related to the bill of materials for the battery pack, but not the cell, and use its commercially reasonable best efforts to work with Black & Decker to achieve a minimum [**]% cost reduction goal in the Second Year of Exclusivity (as contemplated by the CDSA) for each Product covered by this Agreement.

IV.    SUPPLY

        4.1   (a) It is Contractor's responsibility to furnish the quantity specified in subsequent purchase order releases issued in connection herewith. Black & Decker's orders will be based on increments of master carton or pallet quantities, as agreed on by the parties. No variation in quantity will be accepted as compliance. Black & Decker reserves the right to return excess shipments of Products at Contractor's expense,

        (b)   In addition, beginning [**] after Contractor's receipt of written authorization from Black & Decker to initiate bulk production, the following variations in orders versus forecasted amounts will be permitted and it shall be Contractor's responsibility to be able to supply a certain percentage over forecasted amounts in the event of unplanned increases in demand for the Products, as set forth below:

Weeks Prior to Shipment Date	Required Flexibility in Capacity
[**] weeks	+/- [**]%
[**] weeks	+/- [**]%
[**] weeks	+/- [**]%

        4.2   Every week, Black & Decker will supply Contractor with an updated delivery and forecast schedule for the upcoming [**]-month period. The parties agree that Black & Decker is not making a firm commitment to purchase any amount of Products set forth in such forecasts and is providing them to Contractor for planning purposes only. Contractor will provide Black & Decker with usage reports of volume purchased under this Agreement as requested.

        4.3   Contractor acknowledges that the delivery schedules agreed between Black & Decker and Contractor are of significant importance to Black & Decker's customers. Contractor shall use its commercially reasonable best efforts to deliver all products in accordance with the delivery schedules set forth in Black & Decker's purchase orders. If a shipment delay is caused by Contractor, and such delay causes cancellations of orders by Black & Decker's customer, or if Black & Decker is subjected to other forms of penalties caused by shipment delays caused by Contractor, then upon the written request of Black & Decker, Contractor will deliver part or full shipment quantity via airfreight at Contractor's cost; however, Contractor's liability under this Section 4.3 shall be limited to $[**], and any such expenditures shall be negotiated by the Parties based on the financial reasonableness of the charges and the circumstances that triggered Contractor's obligation to ship Products via airfreight.

        4.4   Neither Black & Decker nor Contractor shall be liable for delays in performance or from non-performance due to causes beyond reasonable control such as act of god, act of civil or military authority, action or request of government authority, strikes, riots and epidemics, but both Black & Decker and Contractor shall be diligent in attempting to remove such cause or causes. Promptly upon the occurrence of any event hereunder which may result in a delay in the delivery of products, Contractor shall give notice thereof to Black & Decker, which notice shall identify such occurrence and specify the period of delay which Contractor believes may reasonably be expected to result therefrom.

        4.5   In the spirit of continuous improvement, Contractor agrees to use its commercially reasonable best efforts to work with Black & Decker to improve flexibility and quick response including the implementation of Electronic Data Interchange (EDI) and other information technology advancements provided these are available in the local market.

        4.6   The provisions of Article IV of the CDSA, Exclusivity, shall apply to the supply of Products hereunder.

V.     PRODUCT SPECIFICATIONS AND REGULATORY APPROVALS

        5.1   The Product shall meet all performance requirements as specified in the product specifications attached to the CDSA and quality plan in Appendix B. No changes will be made in the Product, inner carton, or outer carton without prior written approval which has been delegated to Black & Decker's Engineering Group based in Towson, MD. Product changes shall mean changes in suppliers of components and material deviations from specifications and approval samples. Products containing unapproved changes will be considered defective under this Agreement. Product changes shall also mean changes in sources of materials and components or the manufacturing location which will adversely affect duty-free status of the Product, when applicable, under the "Generalized System of Preferences—GSP" as defined in the tariff laws of the United States or Europe, whichever is applicable. Any change to specification requested by Black & Decker and within Contractor's capability will be implemented by Contractor subject to mutual agreement of delivery and price changes.

        5.2   This Contract Manufacturing Agreement is contingent upon UL listing and/or other international regulatory approvals of the Black & Decker specified Product, if required. Black & Decker will submit the product for UL and/or other international regulatory approval. Contractor will affix the UL / International Regulatory marks and numbers on all such Products after the Products have been approved by the authorized regulatory bodies. Any future changes required by UL / International Regulatory agencies for continued listing will be made by Contractor after approval by Black & Decker of the change, timing and any related expense, which approval shall not be unreasonably withheld or delayed.

VI.   CONFIDENTIALITY; INTELLECTUAL PROPERTY

        6.1   The provisions of Article V of the CDSA, Confidentiality, shall apply to the parties and information disclosed hereunder.

        6.2   Inventions and Improvements, as defined in the CDSA, shall be owned by the parties as set forth in Article II of the CDSA.

        6.3   Contractor agrees to hold harmless and protect Black & Decker against all damages, costs and expenses arising out of a claim that the Cells constitute an infringement of any patent of the United States or the country of manufacture or sale of Cells, with respect to the design of the Cell which is owned by Contractor or for which Contractor has design responsibility. Contractor shall defend any suit or proceeding brought against Black & Decker or its customers based thereon and Contractor shall pay all damages and costs awarded therein to the extent related to such claim. If in such suit or proceeding the use of said goods is enjoined or if the importation into the country of purchase or exportation from the country of manufacture is prevented as a result of such infringement Contractor shall, at its own expense and without delay, either procure for Black & Decker the right to continue such use, importation, or exportation of said goods or replace or modify them so they become non-infringing or, upon a showing of inability to do the foregoing, shall promptly remove said goods, and refund the purchase occasioned thereby. The foregoing constitutes the sole liability of Contractor with respect to patent infringement involving said goods.

        6.4   Contractor agrees to honor Black & Decker patent, trademark, copyright, and trade secret rights throughout the world. All Black & Decker trademarks and all items bearing Black & Decker trademarks will at all times remain in Black & Decker's ownership and control. Black & Decker agrees to honor Contractor patent, trademark, copyright, and trade secret rights throughout the world. All Contractor trademarks and all items bearing Contractor trademarks will at all times remain in Contractor's ownership and control.

        6.5   Upon termination of this contract for any reason, Contractor shall immediately cease and desist from all use of Black & Decker trademarks (including logo) and shall deliver to Black & Decker all artwork and other material on which the trademarks appear, and shall at no time thereafter adopt or use any word, logo or mark which is the same as or similar to the Black & Decker trademark, or colorable imitation, or any translation or transliteration thereof in any language. Upon termination of this contract for any reason, and except as may be necessary to sell off any existing inventory held by Black & Decker at the time, Black & Decker shall immediately cease and desist from all use of Contractor trademarks (including logo) and shall deliver to Contractor all artwork and other material on which the trademarks appear, and shall at no time thereafter adopt or use any word, logo or mark which is the same as or similar to the Contractor trademark, or colorable imitation, or any translation or transliteration thereof in any language.

VII.     COMPLIANCE WITH LAW

        7.1   Contractor represents and warrants that (i) Contractor and all of Contractor's suppliers, subcontractors and agents involved in the production or delivery of Products hereunder strictly adhere, and shall continue throughout the terms of this Agreement to strictly adhere, to all applicable federal, state and local laws, regulations and prohibitions of the United States, its territories and all countries in which the Products are produced or delivered with respect to the operation of their production facilities and their other business and labor practices, including laws, regulations and prohibitions governing the working conditions, wages, hours and minimum age of the workforce, (ii) the Products have not been and shall not be produced or manufactured by or for Contractor, in whole or in part, by child labor or by convict or forced labor, and (iii) the Products shall not have been transhipped for purposes of avoiding compliance with labor laws. Contractor further agrees to furnish such documentation as may be reasonably required by Black & Decker to evidence compliance with the foregoing.

        7.2   Black & Decker or a third party designated by Black & Decker shall have the right, at any time during the term of this Agreement, upon reasonable notice, to inspect Contractor's and its' subcontractor's and agents' production facilities to verify the representations and warranties in the subparagraph directly above.

VIII.      QUALITY; INSURANCE; INDEMNITY

        8.1   (a) Contractor warrants that the Products to be purchased and sold hereunder shall conform to the Product Specifications and shall be free, at the time of delivery to Black & Decker from defects in workmanship, materials, design and construction and shall at the time of delivery to Black & Decker perform in a satisfactory manner as outlined in the Quality Plan. Payment for goods shipped shall not constitute final acceptance of any non-conforming goods delivered hereunder, and any acceptance of goods delivered hereunder shall not relieve Contractor of compliance with the obligations of any other provision of this Agreement. Black & Decker will determine acceptance or rejection of goods based on stated inspection criteria in the Quality Plan and will decide on rework and/or return of goods. When units are deviant, Black & Decker may direct sorting and/or rework of rejected goods at Contractor's expense. Contractor must decide within [**] after notification and inspection of evidence of deviant units on sort and/or rework and/or return or replacement of rejected goods. Black & Decker will start sorting and/or rework and/or return or replacement following Contractor's decision.

        (b)   Black & Decker shall design and prepare a test protocol and procedure for the control modules to be included in the Products (a "Module Test"). Contractor shall be responsible for subjecting the control modules to be included in the Products to the Module Test. Contractor shall not install in the Products any control modules that do not pass the Module Test. So long as Contractor has complied with this obligation, and notwithstanding any other provision of this Agreement to the contrary, Contractor shall have no liability under this Agreement for any Product failures (including a failure of the Products to comply with the requirements specified herein) to the extent resulting solely from a design or operational defect in the control module.

        8.2   If any services performed by Contractor are found upon inspection not to be of good workmanship and quality Black & Decker may, in addition to any other rights which it may have, reject the services or upon [**] prior written notice to Contractor direct that they be performed properly or order the services performed by others at Contractor's expense. The defective goods remaining from sort and/or rework shall be returned to Contractor or reworked at Contractor's expense. If Black & Decker chooses to rework product, by their choice or because of customer order demand, or if Contractor authorizes Black & Decker to rework, the hourly labor rate will be the fully burdened labor rate paid by Black & Decker. Periodic adjustments for inflation will be made to this labor rate as necessary. When reasonable under the circumstances, Black & Decker will use the lowest labor rate available to it to perform such rework.

        8.3   In the event that the field failure rate for any Contractor's Product sold to Black & Decker exceeds [**]% ([**] percent), excluding (i) returns "for no apparent reason", or (ii) failures of the Products resulting solely from a defect in a control module that is not detectable by the Module Test, during the [**], Black & Decker holds the right to determine whether the units of such excess failure rate shall be replaced by Contractor or whether Contractor shall reimburse Black & Decker for material and service costs incurred by Black & Decker attributable to such excessive failure rate, based upon Black & Decker's established labor rates, allowances and retards. Black & Decker will provide Contractor with applicable documents and inspection records evidencing the field failure rate including the original sample or picture depicting defective units.

        8.4   For the purpose of the above paragraph, the term "material and service costs" shall mean the costs of replacement or repair labor, transportation, replacement product, parts or components, and such other out-of-pocket costs as may be incurred by Black & Decker to locate and correct such non-conformity. It is recognized that it is difficult to ascertain precisely these costs in advance of occurrence for statement in this agreement. Therefore, the material and service costs will be based on actual costs to Black & Decker calculated at the time of occurrence. These actual costs will be revealed by Black & Decker to Contractor in documented form for Contractor's examination.

        8.5   After a new product launch and at the end of each contract year, a [**] to determine the root cause of returns. Contractor agrees to send a representative to the Black & Decker location [**] in order to assist in identifying the quantity of problems caused by the Contractor's faults and make improvements for future production. A [**] to account for the amount of the returned/credited product allowed under the contract for the subsequent year.

        8.6   (a) To the fullest extent permitted by law, Contractor agrees to indemnify and hold harmless Black & Decker from and against any and all liabilities, losses, damages, judgments, awards, costs, fees, and expenses, (including, but not limited to, attorneys' fees and costs of investigation) incurred by Black & Decker resulting from or relating to any claim, notice, allegation, complaint, demand, action, lawsuit, investigation, proceeding, or other process or procedure of any kind (together, a "Claim") (including, but not limited to, those based in whole or part on negligence, product liability, willful misconduct, breach of express or implied warranties, strict liability, deceptive or unfair trade practices, advertising liability, governmental statute or regulation, and the like) between Black & Decker and any third party, parties or any other entity and caused by, arising out of or in any way resulting from the failure of Contractor to comply with this Agreement or the failure of the Products to comply with the requirements specified herein. The obligations of Contractor under this Section 8.7 shall survive cancellation or termination of each Purchase Order. The obligations of Contractor under this Section 8.6 are independent and do not in any way limit or satisfy the obligations of Contractor to Black & Decker under any other provision of this agreement.

        (b)   To the, fullest extent permitted by law, Black & Decker agrees to indemnify and hold harmless Contractor from and against any and all liabilities, losses, damages, judgments, awards, costs, fees, and expenses, (including, but not limited to, attorneys' fees and costs of investigation) incurred by Contractor resulting from or relating to any Claim between Contractor and any third party, parties or any other entity and caused by, arising out of or in any way resulting from the failure of Black & Decker to comply with this Agreement.

        8.7   In the event that Black & Decker becomes subject to any investigation or report to a governmental agency or voluntary standards organization relating to compliance with safety regulations or product safety, or becomes subject to any corrective action plan, consent agreement or order requiring corrective action (including without limitation notice, recall, retrofit, repair, replacement or the refund of purchase price of said products or services, whether at the wholesale, retail or consumer distribution level), whether such corrective action plan, consent agreement or order is voluntary or is a mandate of any governmental agency or voluntary standards organization, or becomes subject to Black & Decker's own investigation relating to compliance with safety regulations or product safety, as the result of, arising from or in any way related to the failure of Contractor to comply with this Agreement or the failure of the Products to comply with the requirements specified herein, Contractor agrees to defend, protect, indemnify and hold harmless Black & Decker from any and all expenses and liabilities (including without limitation attorneys' fees and expenses, administrative costs and expenses, costs of investigation, notice, corrective action, recall, repair, replacement or the refund of the purchase price) which may be incurred in connection with any such investigation, corrective action plan, consent agreement or order requiring corrective action, or in assuring compliance or aiding or assisting compliance with such mandates. The obligations of Contractor under this Section 8.7 shall survive cancellation or termination of each purchase order and/or agreement.

        8.8   Contractor shall procure and maintain comprehensive commercial general liability insurance, including, without limitation, coverage for products liability, advertising liability and contractual liability (i.e., contractual assumption of liability under this agreement) and providing coverage on an occurrence basis, with limits of at least $[**] per occurrence, claims for bodily injury, sickness and disease including death, property damage, and damages relating to loss of use of physical property, arising out of or relating to all goods, materials, products or substances provided, shipped, furnished, or delivered or services performed which are the subject of this Agreement. [**]. Contractor shall annually, and more frequently upon request of Black & Decker, furnish to Black & Decker certificates of insurance evidencing Contractor's compliance with the provisions of this Section 8.8. The obligations of Contractor under this Section 8.8 are independent and do not in any way limit or satisfy the obligations of Contractor to Black & Decker under any other provision of this agreement.

        8.9   Quality Requirements for Purchased Parts and Sourced Products for Contractors to Black & Decker are referenced in SQA015 (Appendix C) and made an integral part of this Agreement.

        8.10    Limitation of Liability.    Except as otherwise provided in this Agreement, in no event shall either party have any liability to the other for any incidental, indirect, consequential, punitive or exemplary damages or loss of business, loss of records or data, loss of use, or loss of profits, whether or not a Party was informed or was aware of the possibility of such loss.

IX.   TOOLING; NEW PRODUCT DEVELOPMEN/TECHNICAL SUPPORT

        9.1   Prior to or during the Term of this Agreement, Black & Decker may pay Contractor for the purchase of tooling required to manufacture the Products. All such tooling shall be and shall remain the property of Black & Decker until such amounts are repaid to Black & Decker, as the parties may agree. It shall be plainly identified by Contractor as "Property of Black & Decker (U.S.) Inc." and shall be safely stored and not used except in filling Black & Decker's orders hereunder. The property, while in Contractor's custody, shall be maintained in good condition, normal wear and tear excepted, at

Contractor's expense and shall be kept insured by Contractor at Contractor's expense in an amount equal to the replacement cost, with loss payable to Black & Decker. Contractor shall furnish to Black & Decker a certificate of insurance evidencing Contractor's compliance with the provisions of this Section 9.1. Black & Decker's property may be removed by Black & Decker at any time upon reasonable notice.

        9.2   In the spirit of continuous improvement, Contractor agrees to continue to use its technical resources as required to foster Productivity improvements, technology advancement and new product development.

        9.3   In addition to satisfying the requirements for Product Service, Contractor will make available to Black & Decker, on demand, a copy of any drawing pertaining to any unit purchased. Drawings will be mailed from Contractor within [**] from the time of request, either verbal or written.

        9.4   All Engineering changes will be administered by Contractor, including all record-keeping, unless otherwise agreed upon. Contractor will contact Black & Decker Engineering Group in Towson, MD with a request for change. Black & Decker will respond to the request, in writing, within 10 working days from the date of receipt of the request. No changes to any Product will be allowed without prior notification to Black & Decker.

X.    PRODUCT SERVICE

        10.1    Contractor will supply Black & Decker with the parts list and prices of each item requested by Black & Decker for fulfillment of its product service obligation. Prices will be on the basis of the price of the entire unit in the purchase order and may be revised from time to time, but will never exceed the price of a total unit. (If necessary, Contractor may add reasonable packing cost for service parts delivery. Any part price adjustment should be made in proportion to the price adjustment of the total price.) Contractor agrees to supply the parts within [**] after receipt of Black & Decker's purchase order. Contractor is obligated to supply parts and/or total units in quantities equivalent to a [**] supply following the completion of the last order (based on forecasts by Black & Decker's Product Services department, based on historical needs and market projections). Black & Decker will make every effort to order the required parts or units prior to the termination of production of the last lot. However, Black & Decker has the right to order and expects Contractor to make every reasonable effort to supply parts during the [**] following completion of the last order.

XI.   TERM AND TERMINATION

        11.1    Term.    This Agreement shall commence on the Effective Date and continue in effect until 42 months after Contractor's receipt of written authorization from Black & Decker to initiate bulk production or as earlier terminated under the terms of this Agreement. At expiration of the initial term, this Agreement will renew automatically for successive one-year periods ("Renewal Period(s)"), unless either party provides written notice of non-renewal to the other party more than ninety (90) days prior to any renewal date, or unless earlier terminated as permitted hereunder.

        11.2    Termination for Breach.    This Agreement may be terminated upon written notice by either party (the "non-defaulting Party") if the other party materially fails to perform any obligation imposed on it by this Agreement, provided that if such breach is by its nature curable, the non-defaulting Party shall have previously given the other party not less than [**] calendar days advance written notice of intent to terminate, stating with particularity the breach and the steps required to cure such breach, and provided further that the other party has failed to cure the specified breach within such [**] day period.

        11.3    Termination for Insolvency.    This Agreement may be terminated by a party without penalty immediately upon giving notice, if proceedings under any bankruptcy, insolvency or similar legislation are instituted by or against the non-terminating party (and not withdrawn or terminated within 60 days), or the non-terminating party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the non-terminating party's assets.

        11.4    Termination pursuant to the CDSA.    If the CDSA is terminated pursuant to any of the provisions of Article VI of the CDSA, then this Agreement shall terminate also, effective as of the same day as the termination date of the CDSA.

        11.5    Effect of Termination.

        (a)   Payments.    Neither the expiration nor termination of this Agreement shall relieve either party of its obligation to make any and all payments due under this Agreement, nor shall it relieve either party of obligations incurred prior to termination, which by their nature or term survive termination.

        (b)   Fulfillment/Cancellation of Orders upon Termination.    Upon termination of this Agreement, other than for failure of Black & Decker to make payments, Contractor shall continue to fulfill all orders for Products for orders accepted by Contractor prior to the date of termination; provided that all orders shall provide for delivery to occur not later than [**] following termination.

        (c)   Survival of Certain Terms.    The provisions of this Agreement and related Appendixes regarding Warranties, Indemnity, Intellectual Property Rights, Compliance with Laws and General Clauses, and any other sections that by their terms so provide, shall survive termination of this Agreement for any reason.

XII.  MISCELLANEOUS

        12.1    Governing Law.    Contractor agrees that this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

        12.2    Assignment.    Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party hereto, except that Black & Decker may assign this Agreement to an Affiliate without the prior written consent of Contractor.

        12.3    Entire Agreement.    This Agreement, the CDSA and together with the individual purchase orders submitted hereunder which are incorporated into said Agreement and become a part thereof, sets forth the entire Agreement between the parties relating to the subject matter hereunder and any representation, promise, agreement or condition therewith not incorporated herein shall not be binding upon either party.

        12.4    Modifications.    No change, modification, extension or renewal of this Agreement shall be binding unless made in writing and signed by authorized representatives of both parties.

        12.5    Public Announcement.    The Parties shall not disclose, advertise or publish the terms and conditions of this Agreement without the prior written consent of the other Party. Each Party shall consult with the other party before issuing any press releases or other public statements regarding the existence or nature of this Agreement, or regarding the parties' execution, performance or benefit hereunder.

        12.6    Nature of Relationship.    For the purposes of this Agreement, the parties are deemed to be independent contractors. It is expressly agreed that this Agreement and the relationship between the parties hereby established do not constitute a partnership, joint venture, agency or contract of employment. No party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, except as authorized in writing by the party to be bound. No party shall bind nor attempt to bind the other to any contract or to the performance of any obligation, nor represent to third parties that it has any right to enter into any obligation on the other's behalf.

        12.7    Partial Invalidity.    If and to the extent that any court of competent jurisdiction or arbitrator holds any provision (or part thereof) of this Agreement to be invalid, illegal, or unenforceable, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision (or part thereof) shall be severed, and the remaining provisions of this Agreement shall remain in effect.

        12.8    Force Majeure.    Neither party hereto shall be liable for damages, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such party's performance hereunder (excluding payment obligations) if such default or delay is caused by events beyond such party's reasonable control ("force majeure") including, but not limited to, acts of God, action of any government or agency thereof, war or insurrection, civil commotion or destruction of production facilities or materials by earthquake, fire, flood, storm or epidemics. Each party shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of force majeure. The parties acknowledge, however, that Black & Decker's ability to access and use the "Escrowed Information," as defined in the CDSA, shall not be limited in any way by this Section 12.8.

        12.9    Waiver.    Failure of either party to enforce any provision of this Agreement shall not be deemed a waiver of future enforcement of that or of any other provision.

        12.10    Counterparts.    This Agreement and any related amendments or other documents or instruments between or among the parties may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

        12.11    Notice.    Any notice required or permitted hereunder mast be in writing and be either (i) personally delivered; (ii) delivered by courier, overnight delivery, facsimile or similar means providing for proof of service; or (iii) sent by mail, postage prepaid (which shall be registered or certified mail, return receipt requested); properly addressed to the party entitled to receive such notice or communication at the address for such party set forth above or at such other address as the intended recipient shall have previously designated by written notice to the sender. Notice shall be effective on the date that it is delivered or, if mailed as provided above, three (3) days after the date of mailing.

Agreed For & On Behalf of:

BLACK & DECKER MACAO
COMMERCIAL OFFSHORE LIMITED

By:	/s/ James Mann	By:	/s/ (illegible)
WITNESS

Date:	4/3/06	Date:	4/3/06

Agreed For & On Behalf of:

A123 SYSTEMS, INC.

By:	/s/ (illegible)	By:	/s/ Deborah E. Giampa
	OFFICER		WITNESS

Date:	3/30/06	Date:	3/30/06

        [NOTARY SEAL]

Amendment to Co-operative Development and Supply Agreement
and Contract Manufacturing Agreement

        This Amendment is made and entered into as of March 30, 2007 (the "Effective Date") by and among Black & Decker (U.S.), Inc., 701 East Joppa Road, Towson, MD 21286, USA and its affiliated companies, Black & Decker Macao Commercial Offshore Limited and BDC International Limited (collectively, "B&D") and A123 Systems, Inc., Arsenal on the Charles, One Kingsbury Avenue, Watertown, MA 02472 ("A123") in order to amend and supplement the Co-operative Development and Supply Agreement dated as of September 15, 2004, as amended, (the "CDSA") and the Contract Manufacturing Agreement dated as of March 1, 2006 (the "CMA"), collectively referred to herein as the "Agreements."

        Unless expressly provided herein, the defined terms in the Agreements shall have the same meaning when used in this Amendment.

        In consideration of the mutual covenants and agreements contained herein, and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
The CMA is hereby amended and supplemented as follows:

    As of the Effective Date, BDC International Limited, with a principal office located at 4/F, 2 Dai Wang Street, Tai Po Industrial Estate, Tai Po, New Territories, Hong Kong ("BDCI"), shall (i) be added as a party to the CMA, and (ii) be entitled to purchase the A123 CELL PRODUCTS specified in Exhibit A attached hereto (and not any other Products, as defined in the CMA) in accordance with and subject to the terms and conditions of the CMA to the same extent that Black & Decker (as defined in the CMA) is entitled to purchase Products under the CMA, except as may be otherwise mutually agreed by the parties in writing or as may be specified in Exhibit A. The parties to the CDSA acknowledge and agree to the foregoing.

2.
Except as amended hereby, the Agreements are hereby ratified by the applicable parties to each such agreement and shall remain in full force and effect. This Amendment, together with the Agreements, contains the entire agreement of the parties hereto and supersedes all earlier agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

        The parties to this Amendment have caused this Amendment to be executed by their respective authorized representatives as of the Effective Date.

		Black & Decker (U.S.), Inc		A123 Systems, Inc.
By:	/s/ R. Mitchell	By:	/s/ Bruce Brooks	By:	/s/ Michael Rubino
Name:	R. Mitchell	Name:	Bruce Brooks	Name:	Michael Rubino
Title:	VP Purchasing	Title:	President CPG	Title:	CFO
BDC International Limited		Black & Decker Macao Commercial Offshore Limited
By:	/s/ M. Dumenil	By:	/s/ Vishak Sankaran
Name:	M. Dumenil	Name:	Vishak Sankaran
Title:	General Manager	Title:	V.P. Global Sourcing WWPTA

Exhibit A

CELL PRODUCTS:

        18650 Cell—as made available by A123 to its customers generally and in accordance with the terms of the quotation(s) provided by A123 to BDCI referencing the Agreements.

ADDITIONAL TERMS AND CONDITIONS (if any):            NONE.

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  Exhibit 10.25